                                                                    EXHIBIT 4.66

                         STRICTLY PRIVATE & CONFIDENTIAL

AGREEMENT OF EMPLOYMENT

between

DURBAN ROODEPOORT DEEP, LIMITED

and

MARK MICHAEL WELLESLEY-WOOD

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CONTENTS

NO.                               CLAUSE                                              PAGE NO.
---     ------------------------------------------------------------------------      --------
1       RECORDAL................................................................         3
2       DEFINITIONS.............................................................         4
3       EMPLOYMENT..............................................................         6
4       DUTIES..................................................................         7
5       REMUNERATION PACKAGE....................................................         9
6       HOME WORKING AREA, TELEPHONES AND SECURITY..............................        12
7       BONUS AND INCENTIVES....................................................        13
8       LEAVE...................................................................        18
9       SICK LEAVE AND INCAPACITY...............................................        18
10      INSURANCE COVER.........................................................        19
11      BREACH..................................................................        22
12      RESTRAINT AGREEMENT.....................................................        22
13      DISPUTES................................................................        22
14      APPLICATION OF PROVISIONS OF COMPANY PROCEDURES.........................        23
15      ELIGIBLE TRANSACTION....................................................        24
16      THE RIGHT OF THE EXECUTIVE TO TERMINATE THIS
        AGREEMENT FOR AN ELIGIBLE TRANSACTION ..................................        24
17      ELIGIBLE TERMINATION....................................................        26
18      BENEFITS PAYABLE FOR AN ELIGIBLE TERMINATION............................        27
19      SHARE OPTION SCHEME PROVISIONS..........................................        28
20      THE RIGHT OF THE COMPANY TO ASSIGN THIS AGREEMENT.......................        29
21      DIRECTORSHIPS...........................................................        29
22      GENERAL.................................................................        29
23      STATUS OF THIS AGREEMENT................................................        31

APPENDICES:

A. A copy of the Previous Agreement

B. The Executive's Duties and Responsibilities

C. A copy of the Restraint Agreement

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AGREEMENT OF EMPLOYMENT

Between

DURBAN ROODEPOORT DEEP, LIMITED
(a company duly incorporated under the Companies Act, 1973, registration number 1901/00926/06)

("the Company")

AND

MARK MICHAEL WELLESLEY WOOD
(Passport No 1500217662)
("the Executive")

1     RECORDAL

1.1         The Parties record that :

1.1.1 the Executive has been employed by the Company since the Commencement Date and that the relationship between the Company and the Executive is at present regulated in terms of an agreement dated 24 August 2000 (hereafter referred to as "the Previous Agreement"), a copy of which is attached to the Agreement as Appendix "A";

1.1.2 as from 1 December 2003 the Executive has been employed by the Company as Executive Chairman of the Company;

1.1.3 the Parties now wish to enter into a new agreement to replace the Previous Agreement; and

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1.1.4             the Parties are accordingly replacing the Previous Agreement with this Agreement to give effect to CLAUSE 1.1.3 above.

1.2 The Parties further record that the Executive has been appointed as a Director of the Company which appointment shall continue in effect.

2     DEFINITIONS

           For the purposes of this Agreement, unless the context indicates otherwise, the Parties defined in the heading of this Agreement shall retain such definitions and the words and expressions set out below shall have the meaning assigned to them, namely:

2.1        "Auditors"                   means the auditors of the Company for
                                        the time being;

2.2        "Board"                      means the board of directors of the
                                        Company for the time being;

2.3        "Business"                   means the business of the Group of the
                                        mining and exploration of gold and other minerals and metals;

2.4        "Closing Date"               in relation to an Eligible Transaction,
                                        means the date on which the Eligible
                                        Transaction, having become wholly
                                        unconditional, is actually carried into
                                        effect and implemented in accordance
                                        with its terms so that the Eligible
                                        Transaction ceases to be executory;

2.5        "Code"                       means the Securities Regulation
                                        Code promulgated in terms of section
                                        440(C)(5) of the Companies Act, 1973, as amended from time to time;

2.6        "Commencement Date"          means 1 July 2000

2.7        "Confidential Information"   means all information which is of a
                                        confidential nature relating to the
                                        Group, including without being limited
                                        to business plans, trade secrets,
                                        financial information, technical
                                        information and/or commercial
                                        information;

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2.8        "Documents"                  means documents of any nature, disks,
                                        notebooks, tapes or any other medium,
                                        whether or not eye-readable, on which
                                        information may be recorded from time to time;

2.9        "Eligible Termination"       means a termination of this Agreement as
                                        contemplated in CLAUSE 17;

2.10       "Eligible Transaction"       means an "Eligible Transaction" as
                                        defined in CLAUSE 15;

2.11       "Financial Year"             means the financial year of the Company
                                        as determined by it from time to time;

2.12       "Group"                      means the Company and all its
                                        Subsidiaries;

2.13       "Group Remuneration          means the committee of directors of
                                        Committee" the Company or of directors
                                        of companies within the Group who
                                        constitute a committee for the purposes
                                        of determining the remuneration of
                                        executives employed by companies within
                                        the Group;

2.14       "Parties"                    means the Parties to this Agreement;

2.15       "Remuneration Package"       in relation to each year, the aggregate
                                        of all amounts payable by the Company to and on behalf of the Executive as is more fully set out in clause 5, and as amended from time to time;

2.16       "Restraint Agreement"        means the Restraint of Trade Agreement
                                        entered into between the Parties, a copy of which is attached to this Agreement as Appendix C;

2.17       "Share Option Scheme"        means the Durban Roodepoort Deep (1996)
                                        Share Option Scheme or any other scheme
                                        of the same or similar kind in which the Executive is or may be an eligible participant;

2.18       "Subsidiary"                 shall have the meaning assigned to it in
                                        the Companies Act, 1973, as amended from time to time; and

2.19       "this Agreement"             means this agreement and includes all
                                        its Appendices, which shall form part of it.

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3     EMPLOYMENT

3.1 Notwithstanding the provisions of this Agreement or any other agreement entered into between the parties, the employment of the Executive as an employee of the Company shall be deemed to have commenced on the Commencement Date.

3.2 Subject to CLAUSES 9,11 and 16, this Agreement shall remain in force for a period of 2 (two) years, which period shall be deemed to have commenced on 1 December 2003. On the expiry of this period this Agreement shall expire automatically.

3.3 On the expiry of this Agreement in terms of CLAUSE 3.2, the Executive shall be paid an amount equal to half his Remuneration Package calculated on the basis of the Remuneration Package payable to the Executive on the date of termination of employment.

3.4 Notwithstanding CLAUSE 3.2, the parties envisage the possibility that this Agreement may be extended for a further period of time, or that a further agreement may be entered into between them in terms of which the Executive shall continue to be employed by the Company. Negotiations for the extension of this Agreement or the entering into of a new agreement shall commence at least 6 (six) months prior to the termination of this agreement as envisaged in CLAUSE 3.2. Should this Agreement be extended or should a further agreement be entered into, the payment referred to in CLAUSE 3.3 shall not be made but shall be

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            made at the termination of the new agreement or on the termination of the extended agreement.

4     DUTIES

4.1        The Executive shall:

4.1.1 carry out such duties and exercise such powers in relation to the Company and the Group as the Board shall from time to time assign to or vest in him, including those set out in Appendix B to this Agreement;

4.1.2 in the discharge of such duties and in the exercise of such powers referred to in CLAUSE 4.1.1, observe and comply with all resolutions, regulations and directives from time to time made or given by the Board;

4.1.3 use his best endeavors properly to conduct, improve, extend, develop, promote, protect and preserve the business interests, reputation and goodwill of the Company and the Group and not do anything which is harmful to it; and

4.1.4 not be in the employment of any other employer other than within the Group.

4.2 It shall be part of the normal duties of the Executive at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company or Group might be improved, and promptly to give to the company

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                                                                          Page 8

            secretary of the Company full details of any invention or improvement which he may from time to time make or discover in the course of his duties, and to further the interests of the Company and the Group in this regard. The Executive acknowledges that any invention or improvement referred to in this CLAUSE 4.2 shall be the property of the Company or the relevant entity within the Group and the Executive shall take all steps as may be necessary and reasonably required by the Company or relevant entity within the Group, at the sole expense of the Company or relevant entity within the Group, to procure that the Company or relevant entity obtains complete and exclusive legal title to any such invention or improvement.

4.3 It is specifically recorded and agreed that due to the changing nature of the Group and the evolving nature of its business interests, it may be necessary to assign duties to the Executive or to re-assign those duties from the Executive to other persons from time to time as well as to add to and delete from the responsibilities of the Executive from time to time. The Parties agree that this flexible work requirement is part of the agreement of employment and amendments as envisaged can be made within the terms of this agreement without constituting a breach.

4.4 The Executive shall not, either during his employment with the Company and within the Group or thereafter, use or disclose to any third parties, or to attempt to use or to disclose to any third parties any Confidential Information. The Executive shall promptly whenever so

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                                                                          Page 9

           requested by the Company and, in any event, upon the termination of his employment with the Company, deliver to the Company, all lists of clients or customers, correspondence and all other Documents, papers and records which may have been prepared by him or have come into his possession in the course of his employment with the Company, and the Executive shall not be entitled to retain any copies thereof. The Executive acknowledges that all title and copyright in the Confidential Information and Documents shall vest in the Company.

5     REMUNERATION PACKAGE

5.1 The Executive shall receive an annual all-inclusive Remuneration Package of R1 900 000.00 (one million nine hundred thousand rand) per annum. The Remuneration Package will be paid in 12 equal monthly installments.

5.2        The Remuneration Package referred to in CLAUSE 5.1 above, includes:

5.2.1 all contributions to the Pension or Provident Fund of which the Executive is a member, made in accordance with the relevant rules of the fund in question;

5.2.2 all contributions to the Medical Aid Scheme of which the Executive and his dependants are members; and

5.2.3 all allowances for vehicles, water, electricity, entertainment, subsistence and accommodation to which the Executive is entitled

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                                                                         Page 10

                  in accordance with the policies of the Company from time to time and as agreed with the Company from time to time.

5.3 Notwithstanding anything to the contrary in this Agreement, the payment by the Company of the premiums on behalf of the Executive to the Group Life Scheme as referred to in CLAUSE 10, and the payment by the Company of any monies payable in terms of the rules of the Share Option Scheme for any of the share options to which the Executive may be entitled in terms of CLAUSE 19, shall not constitute part of the Remuneration Package.

5.4 It is recorded that it has been agreed that, by virtue of his relinquishing the post of Chief Executive Officer and Deputy Chairman of the Company, and by virtue of him becoming Executive Chairman of the Company, the Executive has become entitled to an amount equal to 92 (ninety-two) per cent of his Remuneration Package calculated on the basis of the Remuneration Package received by the Executive on the 1 December 2003. This shall be paid to the Executive within 10 days of the signing of this Agreement by both parties.

5.5 The Company will refund, or will procure the refunding, to the Executive of all reasonable expenses properly incurred by him in performing his duties under this Agreement in accordance with Company policy. This will include expenses relating to entertainment and traveling. The Company requires the Executive to submit official

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           receipts or other documents as proof that he has incurred any expenses he claims.

5.6 The Company undertakes to reimburse the following costs to be incurred by the Executive for the benefit of the Company:

5.6.1 in light of the Company requiring the Executive to be a member of one or more clubs, the annual membership fees payable by the Executive for membership of any 2 (two) of such clubs;

5.6.2 membership subscriptions payable by the Executive for membership of relevant work related associations and/or societies approved in writing in advance by the Company and of which the Executive is a member by virtue of his employment with the Company;

5.6.3 any cost of insurance cover for any 2 (two) of the motor vehicles owned by the Executive during the term of this Agreement.

5.7 The Executive shall be entitled to use any travel miles allocated on any business credit cards and flying membership cards issued to him by the Company for his family and personal use.

5.8 The Company will require the Executive to undergo a medical examination at the cost of the Company on an annual basis and the Executive agrees to give effect to this requirement.

5.9       The date of payment of the salary portion of the Remuneration Package of the Executive shall be the 24th day of each calendar month.

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6     HOME WORKING AREA, TELEPHONES AND SECURITY

6.1 It is recorded that the Company requires that the Executive maintain an adequately furnished study or work area at his residences for the purposes of business meetings, out of hours work and work preparation, reading and study. It is further recorded that the Executive is, at all times, required to maintain contact with his office, other offices of the Company world wide, colleagues, stock exchanges on which the Company is listed and shareholders. Accordingly, the Company undertakes that:

6.1.1 it shall provide and bear all costs of telephones at the residences of the Executive;

6.1.2 the Executive will be issued with a cellular telephone which can be used for personal and business purposes and the monthly costs of this cellular phone and the installation of car kits and other costs incurred on this cellular telephone, shall be for the account of the Company; and

6.1.3 the Company shall at its own cost, provide appropriate security and security services at at least 2 (two) residential premises within or outside South Africa nominated by the Executive from time to time. The Company shall continue to provide such security and security services at its own cost for a period of 5 (five) years after the date of termination of the Executive's employment, by either party for any reason whatsoever.

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6.2        For the purposes of this clause "appropriate security" shall include at least an appropriate alarm, motion detectors, lighting, electric fencing, gates, provision of 24 hour a day (seven days a week) armed security at the premises, alarm monitoring with armed response and a close protection officer available at all hours.

7     BONUS AND INCENTIVES

7.1 In addition to the Remuneration Package and other benefits stipulated in this Agreement, the Executive shall be eligible for the bonuses and incentives set out in this clause subject to the conditions set out herein.

7.1.1 The Executive shall be entitled to bonuses to be determined with reference to targets set in terms of key performance indicators as agreed between the Executive and the Group Remuneration Committee.

7.1.2             Bonuses shall be calculated and be payable in respect of 4
                  (four) bonus cycles. The first cycle shall be deemed to have commenced on 1 January 2004 and shall terminate on 30 June 2004. The second bonus cycle shall commence on 1 July 2004 and shall terminate on 31 December 2004. The third bonus cycle shall commence on 1 January 2005 and terminate on 30 June 2005. The fourth bonus cycle shall commence on 1 July 2005 and terminate on 30 November 2005. Should the Executive meet all the targets set in terms of the key performance indicators agreed to in respect of a specific bonus cycle he shall be entitled to a bonus of 40 (forty) per

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                                                                         Page 14

                  cent of his Remuneration Package. Should the Executive not fully meet all the targets set in terms of the key performance indicators as agreed, he shall be entitled to such lesser bonus as determined by the Group Remuneration Committee. This bonus will be determined with reference to the extent that the targets have been met.

7.1.3 The Company will pay any bonus payable in terms of this CLAUSE 7 to the Executive within 30 (thirty) business days of the end of each bonus cycle.

7.1.4 The bonus referred to in CLAUSES 7.1.1 and 7.1.2 shall be paid in the following manner:

7.1.4.1 the Company shall pay to the Executive the amount due to the Executive in respect of each bonus cycle less 25% (twenty five per cent) of that amount;

7.1.4.2 an amount equivalent to the amount deducted in terms of CLAUSE 7.1.4.1 shall be retained by the Company for the benefit of the Executive (excluding interest);

7.1.4.3 the Executive shall, provided that the Executive meets the targets agreed with the Group Remuneration Committee and accordingly qualifies for a bonus during the next bonus cycle, be entitled to receive payment of the amount retained by the Company during the previous bonus cycle.

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7.1.5             Notwithstanding the above, if this Agreement is not extended or renewed as envisaged in CLAUSE 3.4, any bonus payable in respect of the final bonus cycle shall be payable in full within 30 (thirty) business days of the end of the final bonus cycle.

7.1.6 The provisions of this CLAUSE 7 shall be applicable to each bonus cycle.

7.2 Any bonus to which the Executive has become entitled in terms of the Previous Agreement shall continue to accrue and be payable in terms of that Agreement.

7.3 Subject to the provisions set out below, the Executive, as consideration for agreeing to remain in the employment of the Company for the respective periods set out below, will be entitled to be issued up to 250,000 (two hundred and fifty thousand) ordinary shares in the Company in the tranches set out below. The 250,000 (two hundred and fifty thousand) ordinary shares referred to in this CLAUSE 7.3 represent an amount equal to 240 (two hundred and forty) per cent of the Executive's Remuneration Package based on the closing price of the Company's shares on the JSE Securities Exchange of South Africa on 1 December 2003. The Company shall upon the issue of such shares transfer to its stated capital account a sum equal to the value of such consideration as determined by the directors of the Company, which value shall not be higher than the above amount. This entitlement is subject to the following principles and conditions -

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7.3.1             The shares shall be issued to the Executive in four equal
                  tranches. The Executive shall become entitled to, and shall be issued, the first tranche on 30 November 2004, provided that he is still in the employment of the Company on this date.

7.3.2 The Executive shall become entitled to, and shall be issued, the second tranche on 30 November 2005, provided that he is still in the employment of the Company on this date.

7.3.3 The Executive shall become entitled to, and shall be issued, the third tranche on 30 November 2006, provided that he is still in the employment of the Company on this date.

7.3.4 The Executive shall become entitled to, and shall be issued, the final tranche on 30 November 2007, provided that he is still in the employment of the Company on this date.

7.4 Should this Agreement automatically terminate in accordance with the provisions of CLAUSE 3.2 and should there be no extension of this Agreement or the conclusion of another agreement as envisaged in CLAUSE 3.4, the Board shall, at its discretion, be entitled to issue to the Executive all or some of the shares to which the Executive has not become entitled in terms of CLAUSE 7.3.3 and CLAUSE 7.3.4.

7.5 The parties record that upon the Executive becoming entitled to any of the shares referred to in CLAUSES 7.3 or 7.4, the Company will be obliged to deduct employees' tax from the amount accruing to the Executive in

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            terms of the Fourth Schedule of the Income Tax Act, 1962.
            Accordingly, within 7 (seven) days of becoming entitled to the shares, the Executive will notify the Company in writing:

7.5.1 whether he wishes to receive the full allocation of shares, in which event he will pay to the Company an amount equal to the employee's tax payable in respect of those shares; or

7.5.2 whether he wishes to receive shares to the value of an amount equal to the total value of shares to which he is entitled less the employee's tax payable.

7.6 If, on the date that shares should be issued in terms of CLAUSES 7.3 or 7.4, the Executive is prohibited, in terms any legal provision and/or of any rule or directive of any applicable Stock Exchange or Securities Regulation Authority, from being issued with such shares, these shares shall be issued on the first date on which such prohibition is no longer in effect.

7.7 The parties record that the coming into effect of CLAUSE 7.3 is subject to the Company's shareholders granting the necessary approval in terms of the Companies Act, 1973. The parties further record that if such approval is not granted, the Executive shall be eligible for shares in terms of the rules of the Share Option Scheme.

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8     LEAVE

8.1 The Executive shall be entitled to 30 (thirty) working days' paid leave in each successive period of 12 (twelve) months of work commencing on the Commencement Date and thereafter commencing on 1 July of each following year.

8.2 The Executive shall be entitled to an additional 21 (twenty one) working days' paid leave during the period of the 60 (sixty) months commencing on the Commencement Date and an additional 21 (twenty one) working days' paid leave every successive cycle of 60 (sixty) months thereafter.

8.3 The Executive shall not be entitled to accumulate any working days' leave as provided for in CLAUSE 8.1 which has not been taken, unless the Board has specifically requested the Executive in writing not to take leave in such year. Any leave not taken will be converted into cash annually on 1 July each year and be payable to the Executive.

8.4 Leave provided for in CLAUSE 8.2, which is not taken in a particular cycle of 60 (sixty) months will not be forfeited but must be taken in the next cycle of 60 (sixty) months.

9     SICK LEAVE AND INCAPACITY

      If the Executive is at any time prevented by illness, injury, accident or any other circumstances beyond his control from discharging his full duties under this Agreement (hereafter referred to as "incapacity") for a total of 180 (one hundred and eighty) or more days in any 12 (twelve) consecutive calendar months' cycle commencing at the Commencement Date, the Company may,

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      by giving one month's written notice of termination to the Executive, terminate this Agreement, in which event he shall be paid an amount equal to half his Remuneration Package calculated on the basis of the Remuneration Package payable to the Executive on the date of termination of employment. Notwithstanding the incapacity and absence from work, the Company shall be required to pay the Executive his full remuneration during any period of absence from work prior to termination in terms of this clause.

10    INSURANCE COVER

10.1 The Company will apply for and maintain a reasonable level of Directors' and Officers' Liability Insurance, with the Executive covered as an insured and the Company will maintain at its expense the same cover for the Executive for a period of 7 (seven) years after termination of this Agreement by either party for any reason whatsoever.

10.2 The Company undertakes to pay on the behalf of the Executive the premiums payable by the Executive under the Group Life Scheme of the Company. The cover under the Group Life Scheme shall include temporary and permanent disability and trauma insurance. The life assurance cover for the Executive will be an amount equivalent to 4
           (four) years' gross annual Remuneration Package of the Executive calculated on the basis of the Remuneration Package payable to the Executive at the date of his death.

10.3 On termination of this Agreement, for whatsoever reason by either the Company or the Executive, the Executive shall, subject to the rules of

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                                                                         Page 20

           the Group Life Scheme, be entitled to remain a member of the Group Life Scheme and to enjoy the same benefits and coverage as those he enjoyed immediately prior to the termination of employment. The benefits and coverage shall be based on the Remuneration Package that the Executive received immediately prior to the date of termination of employment. The Company shall pay all premiums and contributions payable to maintain such membership and coverage for a period of 5
           (five) years calculated from the date of termination of this Agreement. Should the Executive, as a result of the termination of his employment, not be entitled to retain the benefits and coverage contained in the Group Life Scheme, and he decides to exercise the right to effect whole life or endowment insurance as envisaged in Clause 4 of the Group Life Scheme, all premiums and contributions for such benefits and coverage shall be borne by the Company for a period of 5 (five) years calculated from the date of the termination of this Agreement. The Company shall take all such steps, and provide all such assistance, as may be necessary to ensure that the Executive is entitled to exercise his rights in terms of this clause. For the purposes of this CLAUSE 10.3 the Group Life Scheme is the Sanlam Scheme No 18740 (Policy No. 18681100X6) or any other similar scheme that is in effect at the date of termination of employment.

10.4       The Company undertakes -

10.4.1 In the event of the Executive not being an employee as defined in the Compensation for Occupational Injuries and Diseases Act, 1993,

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                                                                         Page 21

                  to insure the Executive with the Rand Mutual Assurance Limited or any other assurance company against risk of death, or permanent disablement or temporary disablement caused by an accident arising out of or in the course of his employment with the Company or any member of the Group;

10.4.2 To keep the policy of insurance referred to in CLAUSE 10.4.1 in force and to pay the premiums thereon on time, and the Executive agrees that the amount payable under the said policy of insurance shall be taken and deemed to be and represent the total and entire claim, demand and right of action of the Executive, his executors or administrators or legal representatives or assigns against the Company or its employees for damages or compensation for injury suffered by the Executive as a result of the negligence of the Company or its employees or otherwise and the payment of the said compensation in terms of the said policy of insurance shall free and discharge any claim or liability in respect of the Company and its employees of and from all and any claim or liability in respect of such injury and to waive any right of claiming on the Company or its employees for any compensation other than that which he is entitled to recover under the said policy of insurance effected by the Company.

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                                                                         Page 22

11    BREACH

11.1 Notwithstanding any provision to the contrary, this Agreement may be terminated by the Company with or without notice if the Executive:

11.1.1 Commits any serious or persistent breach of any of the provisions contained in this Agreement, provided that the inability of the Executive to perform his duties due to incapacity as envisaged in CLAUSE 9 shall not constitute a breach of contract for the purposes of this clause;

11.1.2            Is found guilty of theft, fraud or any gross irregularity; or

11.1.3 Is found guilty of gross misconduct, serious malperformance or willful neglect in the discharge of his duties whether in terms of this Agreement or in terms of any other agreement between the Executive and a member of the Group.

12    RESTRAINT AGREEMENT

      It is recorded that the Parties have entered into a Restraint Agreement, a copy of which is attached hereto as Appendix C.

13    DISPUTES

13.1 In the event that any dispute arises out of the interpretation, application or termination of this Agreement, or in the event that any dispute arises out of any alleged unfair dismissal or unfair labour practice as defined in the Labour Relations Act, 1995, the Parties will refer such dispute to private arbitration in accordance with the provisions of this clause.

13.2 A senior counsel selected by agreement from the labour panel of the Arbitration Foundation of Southern Africa (AFSA) will conduct the arbitration.

13.3 The Parties will agree upon the date of the arbitration. In the event that the Parties are unable to agree upon the arbitrator and/or a date for the arbitration within 10 (ten) days of the dispute arising, then the director of AFSA may be requested by either party to appoint a suitable arbitrator and to nominate a date for the hearing of the arbitration.

13.4 The arbitrator will be entitled to determine the appropriate procedure for determining the dispute.

13.5 The costs of the arbitrator will be borne equally by the Executive and the Company.

13.6 The finding of the arbitrator will be final and binding on the Parties.

14    APPLICATION OF PROVISIONS OF COMPANY PROCEDURES

14.1 The Executive's entitlement to any benefit other than those recorded in this Agreement shall be governed by the appropriate procedure manuals of the Company in force at any given time.

14.2 The Company is entitled from time to time to amend the terms and conditions of its Company procedure manuals.

14.3 In the event of a conflict between the provisions of Company procedure manuals and the provisions of this Agreement, the provisions of this Agreement shall prevail.

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                                                                         Page 24

15    ELIGIBLE TRANSACTION

      For the purposes of this Agreement an "Eligible Transaction" means any agreement, including any agreement forming part of a series of other agreements, which either by itself or together with any of the other agreements, constitutes or results in a transaction involving a change of control of the Company, of a kind which falls within the ambit of clause
      (a) of the definition of "affected transaction" in Section B of the Code, read with clause 5 of the same Section of the Code.

16 THE RIGHT OF THE EXECUTIVE TO TERMINATE THIS AGREEMENT FOR AN ELIGIBLE TRANSACTION

16.1 If an Eligible Transaction is entered into, the Executive shall be entitled to terminate this Agreement, subject to the following provisions:

16.1.1 the Executive may exercise this right of termination by giving written notice to this effect to the Company at any time from the date on which the announcement of a firm intention to make an offer in respect of the Eligible Transaction, as contemplated in Rule 2.3 of Section D of the Code ("the Announcement Date"), is made in accordance with the requirements of the Code, until the Closing Date of that Eligible Transaction;

16.1.2 if the Executive gives written notice of termination in terms of CLAUSE 16.1.1 he may at the same time, or at any time before the Closing Date, or in the circumstances envisaged in CLAUSE 16.1.6, any time before the extended date as defined in CLAUSE 16.1.6, and notwithstanding the rules of the Share Option Scheme or any directive of the Board exercise all of the share options granted to him in terms of the rules of the Share Option Scheme, read with CLAUSE 19.2;

16.1.3 if the Executive gives written notice of termination in terms of CLAUSE 16.1.1 he shall become entitled to, and shall be issued, all the shares referred to in CLAUSE 7.3 which have not yet been issued to the Executive in terms of that clause notwithstanding that the dates referred to in CLAUSES 7.3.1, 7.3.2, 7.3.3 and 7.3.4 have not yet arrived;

16.1.4 any notice of termination given by the Executive in terms of CLAUSE 16.1.1, any exercise of his rights under the Share Option Scheme in terms of CLAUSE 16.1.2, and any right to be issued with shares in terms of CLAUSE 16.1.3, shall be conditional upon, and shall therefore take effect only if, the Eligible Transaction itself becomes wholly unconditional and is actually carried into effect and implemented in accordance with its terms and accordingly ceases to be executory;

16.1.5 any notice of termination given in terms of CLAUSE 16.1.1, any rights exercised in terms of CLAUSE 16.1.2, and any entitlement to shares in terms of CLAUSE 16.1.3 may not be withdrawn or revoked by the Executive, without the written consent of the Company; and

16.1.6 if any notice of termination given by the Executive in terms of CLAUSE 16.1.1 takes effect in terms of CLAUSE 16.1.4, this Agreement shall terminate on the Closing Date of the Eligible Transaction; provided that if the Executive is prohibited, in terms any legal provision, and/or any rule or directive of any applicable Stock Exchange or Security Regulation Authority, from exercising any right under the Share Option Scheme or from being issued with shares in terms of CLAUSE 16.1.3, for any period of time during the period between Announcement Date and the Closing Date, this Agreement will not terminate on the Closing Date but will continue in existence until a period of 30 days has elapsed, calculated from the date on which the prohibition ceased to be of effect (the "extended date"), provided further that if the Closing Date is a date later than the Extended Date this Agreement shall terminate on the Closing Date.

17    ELIGIBLE TERMINATION

      This Agreement shall be regarded as having been terminated pursuant to an Eligible Termination if the Executive exercises his right in terms of CLAUSE 16 to terminate this Agreement as an employee of the Company, as a result of the occurrence of an Eligible Transaction, and the termination duly takes effect as contemplated in CLAUSE 16.1.4. start here

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                                                                         Page 27

18    BENEFITS PAYABLE FOR AN ELIGIBLE TERMINATION

18.1 If this Agreement is terminated pursuant to an Eligible Termination, the Executive shall, subject to compliance with the relevant company laws, be entitled to receive payment from the Company as a termination of employment benefit an amount equal to:

           TS x TE
           -------
             12

           Where:

           TS     =      means the period (in completed calendar months)
                         from the Commencement Date to the date of termination of this Agreement as envisaged in CLAUSE 17 provided that such period shall not be less than 12 (twelve) calendar months nor more than 48 (forty-eight) calendar months; and

           TE     =      means the Remuneration Package as set out in
                         CLAUSE 5.

18.2 The total amount which becomes payable to the Executive in terms of CLAUSE 18.1 shall accrue to him on the date that employment terminates, and shall be payable to him within thirty days after the amount has been determined by the Auditors in accordance with CLAUSE 18.3.

18.3 The total amount, and all the separate amounts making up the total amount payable to the Executive in terms of CLAUSE 18.1 including any pro rata adjustments made, shall be determined by the Auditors as soon as possible after the date of termination, and their certificate as to each of those amounts shall, in the absence of manifest or clerical error, be final and binding on all the Parties.

19    SHARE OPTION SCHEME PROVISIONS

19.1 All existing share options issued to the Executive since the Commencement Date in terms of the rules of the Share Option Scheme will be honored.

19.2 If notice of termination of this Agreement is given pursuant to an Eligible Termination then, notwithstanding anything to the contrary under this Agreement the following provisions shall apply:

19.2.1 all Share Options granted to the Executive in terms of the Share Option Scheme will not lapse but will vest in the Executive with immediate effect and the Board will pass a resolution to this effect simultaneously with or soon after the signature of this Agreement;

19.2.2 the Company shall in any event procure, notwithstanding anything to the contrary in the Share Option Scheme, that any options granted by the Executive to acquire shares under the Share Option Scheme shall become exercisable by him;

19.2.3 the Executive shall be entitled to exercise these options during the period referred to in CLAUSE 16.1.1 or 16.1.6, whichever is applicable, and;

19.2.4 notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to suspend the Executive during the periods referred to in CLAUSE 19.2.3; provided that all amounts and benefits which otherwise accrue to the Executive during those periods shall continue to accrue as if he were not suspended.


20    THE RIGHT OF THE COMPANY TO ASSIGN THIS AGREEMENT

20.1 The Company shall be entitled, without the consent of the Executive, to assign all its rights and all its obligations under this Agreement to any company, which, at the time of the assignment, is a member of the Group.

20.2 For the avoidance of any doubt it is expressly recorded that the provisions of CLAUSE 20.1 shall apply mutatis mutandis to any succeeding assignee of this Agreement.

21    DIRECTORSHIPS

21.1 Should this Agreement terminate in terms of any of the provisions thereof, the Executive shall resign his directorship within 2 days of the termination of this Agreement unless the Board agrees in writing to the Executive continuing to act as a director.

21.2 Nothing contained in this Agreement shall be construed as according the Executive any entitlement to compensation for loss of office as a director of the Company or any company within the Group.

22         GENERAL

22.1 This document contains the entire agreement between the Parties in regard to its subject matter.

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                                                                         Page 30

22.2 No Party shall have any claim or right of action arising from any undertaking, representation or warranty not included in this Agreement.

22.3 No failure by either Party to enforce any provision of this Agreement shall constitute a waiver of such provision or affect in any way that Party's right to require performance of any such provision at any time in the future, nor shall the waiver of any subsequent breach nullify the effectiveness of the provision itself.

22.4 No agreement to vary, add to or cancel this Agreement shall be of any force or effect unless reduced to writing and signed on behalf of all the Parties to this Agreement.

22.5 Save as permitted in terms of CLAUSE 20, no party may cede any of its rights or delegate any of its obligations under this Agreement.

23    STATUS OF THIS AGREEMENT

      If there is any conflict between the provisions of this Agreement and those of the Restraint Agreement then the provisions of this Agreement shall prevail.

SIGNED at                       on                                        2004

                           For:  DURBAN ROODEPOORT
                                 DEEP LIMITED


                           /s/ G. Campbell
                           ----------------------------------------
                           Signatory:  Geoffrey Campbell
                           Capacity:    Chairman of REMCO/Director
                           Authority:   Chairman of REMCO

SIGNED at                       on                                        2004

                           /s/ M.M. Wellesley-Wood
                           ----------------------------------------
                           MARK MICHAEL WELLESLEY-WOOD

                         DURBAN ROODEPOORT DEEP, LIMITED

                             (Reg No 1895/000926/06)

                               INSERT GRAPHIC HERE



ROLE AND FUNCTION OF THE CHAIRPERSON (EXECUTIVE CHAIRMAN)

In accordance with King II, the Chairperson's primary function is to preside over meetings of the directors and to ensure the smooth functioning of the Board in the interest of good corporate governance.

The role of the Chairperson is influenced by such matters as the size of the company, the complexity of its operations, the qualities of the Chief Executive Officer, the management team and the skills and experience of each board member.

The core functions performed by the Chairman include:-

- Providing overall leadership to the board without limiting the principles of collective responsibility for board decisions;

- Actively participating in the selection of board members as well as overseeing a formal succession plan for the board, Chief Executive Officer and senior management;

- Arranging for new directors to the board to be properly inducted and oriented;

- Addressing the development needs of the board as a whole and individual directors;

-     Monitoring and evaluating board and director performance appraisals;

- Determining the formulation of an annual work plan for the board against agreed objectives and goals, as well as playing an active part in setting the agenda for board meetings;

- Acting as the main information link between the board and management, and particularly between the board and the Chief Executive Officer;

- Assist in maintaining relations with the company's shareowners and more important stakeholders;

- Ensuring that all directors play a full and constructive role in the affairs of the company and taking a leading role in removing non-performing or unsuitable directors from the board;

- Ensuring that all relevant information and facts, objectively speaking, are placed before the board to enable directors to reach informed decisions;

-     Upholds the highest standards of integrity and probity;

- Sets the agenda style and tone of board discussions to promote effective decision-making and constructive debate;

-     Ensuring that the board has sufficient time to discuss issues;

- Promotes effective relationships and open communication, both inside and outside the boardroom, between non-executive directors and the executive team;

- Promotes the highest standards of corporate governance and seeks compliance with the provisions of the Code wherever possible;

- Ensures a clear structure for and the effective running of board committees;

-     Ensures effective implementation of board decisions;

- Establishes a close relationship of trust with the chief executive, providing support and advice while respecting executive responsibility; and

- Provides coherent leadership of the company, including representing the company and understanding the view of the shareholders.

                ROLE AND FUNCTION OF THE CHIEF EXECUTIVE OFFICER

In accordance with King II, the Chief Executive Officer's primary function is to run the business and to implement the policies and strategies adopted by the board. The Chief Executive Officer also provides leadership, strategic provision, high-level business judgment and wisdom, and the ability to meet immediate performance targets without neglecting longer-term growth opportunities. The Chief Executive Officer therefore plays a critical and strategic role in the operational success of the company's business.

The core functions performed by the Chief Executive Officer:-

- Develop and recommend to the board the long-term strategy and vision for the company that will generate satisfactory levels of shareowner value and positive, reciprocal relations with relevant stakeholders;

- Develop and recommend to the board annual business plans and budgets that support the company's long-term strategy;

- Strive consistently to achieve the company's financial and operating goals and objectives, and ensure that the day-to-day business affairs of the company are appropriately monitored and managed;

- Ensure continuous improvement in the quality and value of the products and services provided by the company, and that the company achieves and maintains a satisfactory competitive position within its industry;

- Ensure that the company has an effective management team that actively participate in the development of management and succession planning;

-     Formulate and oversee the implementation of major corporate policies;

-     Serve as the chief spokesperson for the company;

- Maintain a positive and ethical work climate that is conducive to attracting, retaining and motivating a diverse group of employees at all levels of the company; and

- Foster a corporate culture that promotes ethical practices, encourages individual integrity and fulfils social responsibility objectives and imperatives.